Exhibit 99.1

Global Industries, Ltd.

For Immediate Release
PRESS RELEASE	Contact: Investor Relations
Tel: 281.529.7799
GLOBAL INDUSTRIES, LTD. ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF 2011
Houston, Texas, November 3, 2011 — Global Industries, Ltd. (NASDAQ: GLBL) today announced revenues of $67.1 million for the third quarter of 2011 compared to $189.5 million for the third quarter of 2010. Net income was $4.5 million, or $0.04 per diluted share, for the third quarter of 2011 compared to net loss of $27.9 million, or $0.24 per diluted share, for the third quarter of 2010.
For the nine months ended September 30, 2011, the Company reported revenue, net loss and loss per diluted share of $270.1 million, $56.6 million and $0.50, respectively, as compared to revenue, net loss and loss per diluted share of $418.1 million, $47.8 million and $0.42, respectively, for the nine months ended September 30, 2010.
During the third quarter of 2011, the Company sold its entire interest in its two Malaysian operating entities to Puncak Oil and Gas Sdn. Bhd. for a combined consideration of $59.0 million resulting in an after tax gain of $47.8 million, or $0.42 per diluted share.
Project awards for the third quarter of 2011 were $127.8 million resulting in a backlog at September 30, 2011 of $228.2 million.
On September 11, 2011, the Company, Technip S.A. (“Technip”), and Apollon Merger Sub B, Inc., a wholly-owned subsidiary of Technip, (“Apollon”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Apollon will merge with and into the Company (the “Merger”) with Global surviving the Merger as a wholly-owned subsidiary of Technip. Upon consummation of the Merger, the shares of Global Industries, Ltd. will no longer be traded. As a result of the pending merger with Technip, the Company will not hold a quarterly conference call.
Global Industries, Ltd. is a leading offshore solutions provider of offshore construction, engineering, project management, and support services including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on The NASDAQ Global Select Market under the symbol “GLBL.”
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, changes in competitive factors, and other factors described in the Company’s most recent annual and quarterly reports, including our Annual Report on Form 10-K. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

Set forth are our Company’s results of operations for the periods indicated.
RESULTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Revenues	$67,148	$189,501	$270,069	$418,080
Cost of operations	89,926	179,707	320,962	405,352

Gross profit (loss)	(22,778)	9,794	(50,893)	12,728

Goodwill impairment	—	37,388	—	37,388
Loss (gain) on asset disposals and impairments	(28)	(23,271)	(7,053)	(12,483)
Relocation costs	—	838	—	838
Selling, general and administrative expenses	18,544	16,633	52,377	51,572
Equity in (earnings) of unconsolidated affiliate	(3,158)	—	(3,158)	—

Operating income (loss)	(38,136)	(21,794)	(93,059)	(64,587)
Interest income	44	516	1,253	1,249
Interest expense	(1,989)	(2,649)	(6,972)	(7,308)
Gain on sale of investment in subsidiaries	47,848	—	47,848	—
Other income (expense), net	(1,804)	1,275	(775)	269

Income (loss) before taxes	5,963	(22,652)	(51,705)	(70,377)
Income tax expense (benefits)	1,491	5,067	4,227	(22,706)

Net income (loss)	4,472	(27,719)	(55,932)	(47,671)
Less: Net income attributable to noncontrolling interest	—	139	714	139

Net income (loss) attributable to Global Industries, Ltd.	$4,472	$(27,858)	$(56,646)	$(47,810)

Earnings (Loss) Per Common Share
Basic	$0.04	$(0.24)	$(0.50)	$(0.42)
Diluted	$0.04	$(0.24)	$(0.50)	$(0.42)

Weighted Average Common Shares Outstanding
Basic	114,334	113,959	114,267	113,721
Diluted	114,363	113,959	114,267	113,721

Other Data
Depreciation and Amortization	$10,533	$14,173	$33,417	42,127
Backlog at end of period	$228,194	$274,538	$228,194	$274,538

In 2010, we began transitioning the operations of our company from a regional structure to a more centralized structure that focuses on global opportunities for our vessels. As a result, effective January 1, 2011, we have restructured our reporting segments from geographic regions to two new project segments: Construction and Installation and Other Offshore Services. This change has been reflected as a retrospective change to the financial information for the three months and nine months ended September 30, 2010 presented below. This change did not affect our consolidated results of operations or tax reporting.
Set forth are our Company’s results of operations by reportable segment for the periods indicated.
RESULTS OF OPERATIONS BY REPORTABLE SEGMENT
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
	(In thousands)
Total segment revenues
Construction and Installation	$37,301	$144,390	$198,442	$297,455
Other Offshore Services	29,847	45,111	71,627	120,625

Consolidated revenues	$67,148	$189,501	$270,069	$418,080

Income (loss) before taxes
Construction and Installation	$13,808	$(38,185)	$(18,198)	$(61,343)
Other Offshore Services	1,734	21,848	(10,922)	13,581
Corporate	(9,579)	(6,315)	(22,585)	(22,615)

Consolidated income (loss) before taxes	$5,963	$(22,652)	$(51,705)	$(70,377)

CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30	December 31
	2011	2010
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$168,472	$349,609
Restricted cash	16,488	4,297
Marketable securities	29,830	—
Accounts receivable — net of allowance of $1,247 for 2011 and $2,767 for 2010	40,696	40,693
Unbilled work on uncompleted contracts	44,452	56,152
Contract costs incurred not yet recognized	20,072	15,052
Deferred income taxes	3,565	4,610
Assets held for sale	1,510	16,719
Prepaid expenses and other	41,730	34,099

Total current assets	366,815	521,231

Property and Equipment, net	825,537	784,719

Other Assets
Marketable securities — long-term	1,535	—
Accounts receivable — long-term	8,687	8,679
Deferred charges, net	21,248	20,429
Other	17,704	8,683

Total other assets	49,174	37,791

Total	$1,241,526	$1,343,741

LIABILITIES AND EQUITY
Current Liabilities
Current maturities of long term debt	$3,960	$3,960
Accounts payable	75,568	109,394
Employee-related liabilities	15,882	17,935
Income taxes payable	20,220	26,618
Accrued anticipated contract loss	4,315	5,782
Other accrued liabilities	17,911	31,721

Total current liabilities	137,856	195,410

Long-Term Debt	302,651	299,405
Deferred Income Taxes	54,660	49,995
Other Liabilities	19,943	18,242

Commitments and Contingencies	—	—

Equity
Common stock, $0.01 par value, 250,000 shares authorized, and 115,759 and 115,504 shares issued at September 30, 2011 and December 31, 2010, respectively	1,158	1,155
Additional paid-in capital	417,322	414,895
Retained earnings	316,122	372,768
Accumulated other comprehensive loss	(8,186)	(8,770)

Shareholders’ equity—Global Industries, Ltd.	726,416	780,048
Noncontrolling interest	—	641

Total equity	726,416	780,689

Total	$1,241,526	$1,343,741

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